Exhibit 99.1

May 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Please take a minute to visit our website at www.inland-western.com.   We have enhanced the website with recent company highlights and valuable information on our management team, our portfolio, including leasing and development, and stockholder resources, including SEC filings and account maintenance forms. The website will continue to be updated on a regular basis as information becomes available.

If you have any questions about your investment, please contact your financial advisor or Inland Investor Relations at (800) 826-8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228  www.inland-western.com